                                                                   EXHIBIT 99.1

                                     LEGACY


FOR IMMEDIATE RELEASE
                                                     Contact:  William E. Sliney
                                                                  Vice President
                                                      Finance and Administration
                                                         Chief Financial Officer


                 LEGACY SOFTWARE, INC. ANNOUNCES ACQUISITION OF
                          ON THE TOES OF GIANTS, INC.,
                  A LEADING ENTERTAINMENT SOFTWARE CONSULTING,
                           AND PROGRAMMING ENTERPRISE



LOS ANGELES, August 19 - Legacy Software, Inc. (NASDAQ/LGCY), a developer of multimedia software, announced today the acquisition of On The Toes of Giants, Inc., an entertainment software consulting and programming company, specializing in online gaming technology. Under terms of the agreement, Legacy will purchase substantially all of the assets of the Company for stock. The acquisition is scheduled to close on August 30, 1996 and is subject to the satisfaction of certain closing conditions.

With the acquisition Legacy will own the internet entertainment technology currently under development by On the Toes of Giants, Inc. The proprietary client/server software includes a transaction based billing system and provides full chat capabilities. The technology will be used to enhance Legacy's RealPlay (TM) CD-ROM titles as well as to establish a distributed network of entertainment and information servers that deliver other games and educational activities. Legacy also plans to license a turnkey solution to software publishers and developers who seek to establish an interactive internet presence.

Bob Heitman, President of On the Toes of Giants, Inc., will join Legacy Software as Vice President of Internet Technology. A 14 year veteran of the entertainment software industry, Heitman served as Vice President of Engineering for Sierra, and Vice President of Product Development for Tsumani Media as well as Vice President of Product Development for the Sierra Network, now INN, the first online gaming service.

"The acquisition of the internet technology coupled with Bob's experience positions Legacy as a leader in online game development and distribution," states Ariella J. Lehrer, President and CEO of Legacy Software, Inc. "With this headstart, we are now prepared to begin building and licensing compelling multiplayer activities on the internet that enrich and entertain."

Legacy Software produces unique entertainment and educational software products for children, teenagers and adults. The company's RealPlay (TM) series provides an engaging and realistic experience of various professions, not replicable in any other medium. Emergency Room, distributed by IBM, is the first product in the series.